Exhibit 99.1

Contacts

V.I. Technologies, Inc. (Vitex)

John R. Barr

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

V.I. Technologies and Panacos Pharmaceuticals Merger Advances

Merger Agreement Amended

Watertown, MA (November 29, 2004) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing novel anti-infective technologies, announced today that it has reached agreement on amended terms of the merger agreement with privately-held Panacos Pharmaceuticals, Inc. (“Panacos”), a biotechnology company developing novel antiviral drugs for the treatment of HIV infection and other major human viral disease.

Under the terms of the amendment, Vitex will issue approximately 227 million shares to acquire all Panacos outstanding shares. Following the merger closing, the shareholders of Panacos will own slightly over 80% of the outstanding shares of the combined company. There will be no additional milestone shares issued to Panacos shareholders. The number of shares is fixed and not subject to adjustment based on the market price of Vitex stock. The financing commitment which is a necessary condition of the merger has been revised to $20 million. Vitex recently reported signing a term sheet with a group of investors to invest $20 million in the merged company.

These amended terms represent a significant adjustment to the merger agreement and to the share exchange ratio between the companies. The amendments are due to recent changes in the relative value of the two companies, most notably reflecting the following developments:

•	On November 23, 2004 Vitex announced that it had temporarily suspended enrollment in its Phase III surgical study for the INACTINE™ pathogen reduction system for red blood cells following identification of an immune response to INACTINE-treated red cells in one patient in the study. The INACTINE red cell system is Vitex’s only product development effort and the Company continues to review all data relevant to this immunological response. The timing and conditions, if any, under which Vitex might recommend and the FDA might allow Vitex to resume the Phase III trial continue to be uncertain.

Prior to this development, the FDA had expressed concerns regarding the licensing of the current INACTINE system in light of the presence of antibodies observed in an earlier Phase III chronic trial which was halted in 2003. The Company’s plan at that time had been to pursue an acute-only indication for the INACTINE red cell system. In light of this immune response, the Company may now be required to resolve the immunogenicity issue before proceeding forward. In addition, the Company believes that FDA concerns regarding licensure of the current system will minimally require a combination of supplemental clinical trials and the implementation of a control system to ensure that patients who have previously received INACTINE red cells do not receive INACTINE red cells in subsequent hospitalizations. The exact number and type of the additional studies the FDA will require or whether these and other recommendations the FDA might make will be practical to implement in a cost effective or timely manner is increasingly uncertain.

As a result, the overall timing and investment required to license the current INACTINE system for red blood cells and its commercial success cannot be predicted at this time.

•	On November 23, 2004 Panacos reported the acceptance of an abstract on an important study to be presented at the 12th Conference on Retroviruses and Opportunistic Infections in Boston in February 2005. Panacos reported positive preliminary results from a proof-of-principle Phase I/II clinical trial of PA-457. In that study, PA-457 was administered as a single oral dose to HIV-infected patients who were not on other therapy to determine the pharmacokinetics and antiviral effect of the compound. A significant reduction in viral load from baseline of up to approximately .7 log10 was seen in patients receiving the higher dosing levels. PA-457 is the first in a new class of oral HIV drugs discovered by Panacos scientists that inhibit the last stage of the virus life cycle, virus maturation. It is designed to combat drug resistance, which occurs in up to two thirds of treated HIV patients and is the leading cause of HIV treatment failure.

•	Panacos has successfully completed two Phase I studies supporting the safety and tolerability of the first-in-class oral HIV drug, PA-457. Those studies demonstrated that in healthy volunteers, orally-administered PA-457, was safe and well tolerated and demonstrated promising pharmacokinetics.

•	Vitex believes that the importance of Panacos programs to raising capital to fund the operations of the combined company has increased, particularly with the increasing uncertainty of the INACTINE program. Following successful completion of the Phase IIa, multi-dose study for PA-457, the combined company may initiate discussions on a marketing partnership for PA-457. That study is scheduled to start shortly with results expected in the first half of 2005.

•	As previously reported, Vitex has identified potential modifications to the INACTINE system which may result in red cells with reduced immunogenicity. The Company believes that with further testing and development, and FDA concurrence, the modified system could be ready for clinical trials in the second half of 2005. While these findings are promising, the cost to complete the pre-clinical development as well as the design of the clinical trial program and time to complete those studies remain uncertain. The clinical trial program would require the concurrence of the FDA. The associated investment to complete the clinical development program is uncertain at this point.

“While the terms of the merger have changed considerably, I believe they reflect the relative values of Vitex and Panacos today and the evolution of those values over the past few months,” stated John Barr, President and CEO of Vitex. “When we first started our negotiations with Panacos earlier this year, clinical trials of PA-457 had not yet begun. In a relatively brief period of time, 92 subjects have received PA-457 with promising results including demonstrated anti-viral effect in HIV patients. We are gratified that our preliminary conclusions, as well as those of the outside experts we consulted at the time as to the potential for PA-457, continue to be met or exceeded. The change in the relative value of the two companies as reflected in this amendment is due to both the near term promise of PA-457 as well as the increasing uncertainty of the clinical development requirements and associated investment for the INACTINE system for red blood cells.”

Dr. Samuel K. Ackerman, currently Vitex Chairman, will be Chairman and CEO of the combined company with Mr. Barr continuing as President. Dr. Ackerman commented, “Panacos offers Vitex a unique opportunity to make great progress while we work to resolve the uncertainty with the INACTINE program. The PA-457 development program, led by Dr. Graham Allaway, has exceeded our expectations and is progressing this first-in-class HIV drug rapidly through clinical trials. We believe that the combined company will have immediate visibility with a broad group of potential investors and has the potential to become a leading anti-infectives company.” Dr. Allaway is co-founder of Panacos and will be COO of the combined company responsible for Panacos operations.

The Board of Directors of Vitex and Panacos have approved the amendment to the merger agreement. The transaction is targeted to close in Q1 2005 and is subject to approval by the shareholders of both companies and other customary closing conditions. To that end, Vitex plans to shortly file a registration statement on Form S-4 in connection with the merger and expects to mail a Joint Proxy Statement/Prospectus to shareholders who will then be able to cast a new vote on the amended merger proposal.

Vitex will hold a conference call today at 8:30 AM (EST) to discuss the Vitex and Panacos clinical programs. Callers are invited to join the Company at (800) 399-0070 (domestic) and (706) 634-4970 (international); replay will be available for 72 hours at (800) 642-1687 (domestic) and (706) 645-9291 (international). Enter access code 2549365 to listen to the replay.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE technology is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan. For more information on Vitex, please visit our web site at: www.vitechnologies.com.

Vitex announced in June 2004 that it had entered into a merger agreement with privately-held Panacos, a biotechnology company discovering and developing novel antiviral drugs for the treatment of HIV and other major human viral diseases. Terms of the merger were amended in November 2004 and are subject to the approval of the shareholders of Vitex and Panacos.

About Panacos

Panacos Pharmaceuticals is engaged in the discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ proprietary discovery technologies focus on novel targets in the virus life cycle, including virus fusion and virus maturation, the first and last steps of viral infection. More information on Panacos is available at www.Panacos.com

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Vitex plans to file a Registration Statement on Form S-4 in connection with the merger, and Vitex and Panacos expect to mail a Joint Proxy Statement/Prospectus to their stockholders containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully when they are available. The Registration Statement and the Joint Proxy Statement/Prospectus will contain important information about Vitex, Panacos, the merger and related matters. Investors and security holders will be able to obtain free copies of these documents when they are available through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov, and by calling Vitex Investor Relations at 617-926-1551.

Vitex and Panacos, and their respective directors, executive officers and certain members of management and employees may be soliciting proxies from Vitex and Panacos stockholders in favor of the adoption of the merger agreement and the transactions associated with the merger. A description of any interests that Vitex’s and Panacos’ directors and executive officers have in the merger will be available in the Joint Proxy Statement/Prospectus.